EXHIBIT 23.2


            Consent of Independent Registered Public Accounting Firm



The Board of Directors
Eltek Ltd.

We consent to the use of our report dated March 14, 2005, except as to Note 30, which is as of April 5, 2005, with respect to the consolidated and Company balance sheets of Eltek Ltd. (the "Company") and its subsidiaries as of December 31, 2004 and 2003 and the related consolidated and Company statements of operations, changes in shareholders' equity, and cash flows, for each of the years in the three-year period ended December 31, 2004, incorporated herein by reference. Our report contains explanatory paragraphs that state that:

          a) As discussed in Note 2B, the financial statements for dates and reporting periods subsequent to December 31, 2003 are stated in reported amounts, in accordance with the accounting standards of the Israel Accounting Standards Board. The financial statements for dates and reporting periods that ended up to the aforementioned date are stated in values that were adjusted to that date according to the changes in the general purchasing power of the Israeli currency, in accordance with Opinions of the Institute of Certified Public Accountants in Israel.

          b) As described in Note 28(G)(2) the Company has restated its statements of other comprehensive income for the year ended December 31, 2003.


/s/ Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (Isr.)
Member Firm of KPMG International

Tel Aviv, Israel
December 20, 2005